                                                                EXHIBIT 99.1


 CONTACT:   JOHN P. SALDARELLI
            CHIEF FINANCIAL OFFICER, SECRETARY AND TREASURER
            (914) 242-7700


                             FOR IMMEDIATE RELEASE

       AMERICAN REAL ESTATE PARTNERS, L.P. AGREES TO ACQUIRE EQUITY INTERESTS IN THREE OIL AND GAS COMPANIES AND THE SANDS HOTEL AND CASINO FOR AN AGGREGATE OF $652 MILLION IN DEPOSITARY UNITS AND CASH.

       AMERICAN REAL ESTATE PARTNERS, L.P. COMMENCES OFFERING OF SENIOR NOTES DUE 2013.

      Mount Kisco, New York, January 21, 2005 - American Real Estate Partners, L.P. (NYSE:ACP) ("AREP") announced today that it has entered into agreements to acquire additional oil and gas and gaming and entertainment assets in transactions with affiliates of Carl C. Icahn. The aggregate consideration for the transactions is $652 million, subject to certain purchase price reductions, of which $180 million is payable in cash and the balance of which is payable by the issuance of limited partnership depositary units valued at $29 per unit. Mr. Icahn currently owns indirectly approximately 86.5% of AREP's outstanding depositary and preferred units and indirectly owns 100% of AREP's general partner, American Property Investors, Inc. Upon the closing of the transactions, Mr. Icahn will own approximately 90.1% of AREP's outstanding depositary units and 86.5% of its preferred units assuming no purchase price reductions. The transactions were approved by the Audit Committee of AREP's general partner. The Audit Committee was advised as to the transactions by independent legal counsel and financial advisors. The Audit Committee obtained fairness opinions that the consideration to be paid in the transactions was fair, from a financial point of view, to AREP.

      In the aggregate, the transactions would result in pro forma AREP Adjusted EBITDA (adjusted for debt restructuring costs, income from discontinued operations, severance tax refund, unrealized losses on hedge contracts and provision for obligatory investments) for the twelve month period ended September 30, 2004 of $335.8 million. Pro forma net earnings for that period would be $188.5 million.

      The transactions include the acquisition of the membership interest in NEG Holding LLC other than that already owned by National Energy Group, Inc. (which is itself 50.01% owned by AREP) and 100% of the equity of each of TransTexas Gas Corporation and Panaco, Inc., all of which will be consolidated under AREP Oil & Gas LLC, which is wholly owned by American Real Estate Holdings Limited Partnership and 41.2% of the common stock of GB Holdings, Inc. and warrants to purchase, upon the occurrence of certain events, 11.3% of the fully diluted common stock of its subsidiary, Atlantic Coast Entertainment Holdings, Inc. ("Atlantic Holdings"), which owns 100% of ACE Gaming LLC, the owner and operator of The Sands Hotel and Casino located in Atlantic City, New Jersey. The closing of each of the transactions is subject to certain conditions, including the approval by the depositary unitholders of the issuance of the depositary units with respect to the transactions for which the consideration is depositary units and the receipt of the oil and gas reserve reports as of January 21, 2005 for each of NEG Holding, TransTexas and Panaco.

      Prior to the transactions, each of AREP and Mr. Icahn's affiliated companies owned oil and gas and gaming and entertainment assets. Upon completion of these transactions, all such
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assets held by Mr. Icahn's affiliates will have been acquired by AREP. AREP currently operates in three core businesses: real estate; gaming and entertainment; and oil and gas. As a result of these transactions, AREP will have substantially increased its oil and gas holdings, as well as expanded its gaming and entertainment holdings.

      Management currently estimates that the combined proved reserves of NEG Holding, TransTexas and Panaco are 357.8 Bcfe and have a PV-l0 value of over $1 billion. The reserves and PV-l0 value have been prepared by internal staff and have not been reviewed by independent engineers. Reserves prepared by independent engineers may vary materially from those prepared by internal staff.

      NEG Operating LLC, a wholly-owned subsidiary of NEG Holding, is engaged in the exploration and production of oil and gas and, at September 30, 2004, owned interests in approximately 700 wells in Arkansas, Louisiana, Oklahoma and Texas. TransTexas is engaged in the exploration, production and transmission of oil and gas, primarily in South Texas, and, at September 30, 2004, owned interests in 55 wells. Panaco is engaged in the exploration and production of oil and gas, primarily in the Gulf of Mexico and the Gulf Coast Region, and, at September 30,2004, owned interests in 147 wells.

       Before the acquisition of GB Holdings and Atlantic Holdings securities, AREP owned approximately 36.3% of the outstanding common stock of GB Holdings and warrants to purchase, upon the occurrence of certain events, approximately 10.0% of the fully diluted common stock of Atlantic Holdings. As a result of the transactions, AREP will own approximately 77.5% of the common stock of GB Holdings and warrants to purchase approximately 21.3% of the fully diluted common stock of Atlantic Holdings. AREP also owns approximately $63.9 million principal amount, or 96.4%, of the 3% senior notes due 2008 of Atlantic Holdings, which, upon the occurrence of certain events, are convertible into approximately 42.1% of the fully diluted common stock of Atlantic Holdings. If all outstanding Atlantic Holdings notes were converted and warrants exercised, AREP would own approximately 63.4% of the Atlantic Holdings common stock, GB Holdings would own approximately 28.8% of the Atlantic Holdings common stock and the remaining shares would be owned by the public.

       As previously announced, between December 6, 2004 and December 27, 2004, AREP purchased (i) $27.5 million aggregate principal amount of term notes issued by TransTexas, which constitutes 100% of the outstanding term notes of TransTexas, (ii) $38.0 million aggregate principal amount of term loans issued by Panaco, which constitutes 100% of the outstanding term loans of Panaco and
(iii) $37.0 million aggregate principal amount of the convertible debt issued by Atlantic Holdings, bringing AREP's ownership of that debt to $63.9 million principal amount.


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      The following table reconciles net earnings to EBITDA, and EBITDA to
Adjusted EBITDA for the twelve months ended September 30, 2004 (in thousands):

                                                       Twelve Months Ended
                                                        September 30, 2004
                                                    ---------------------------
                                                      Actual          Pro Forma
                                                    ---------         ---------
                                                            (unaudited)
Net earnings                                        $ 215,295         $ 188,459
Interest expense                                       35,512            90,504
Income tax (benefit) expense                              685            (8,931)
Depreciation, depletion and
    amortization, including provision
    for obligatory investments                         29,498           113,827
                                                    ---------         ---------
    EBITDA                                            280,990           383,859
Debt restructuring costs                                   --             8,040
Income from discontinued operations                   (72,956)          (72,956)
Severance tax refund                                       --            (4,468)
Unrealized losses on hedge contracts                       --            22,804
Provision for obligatory
    investments                                            --            (1,455)
                                                    ---------         ---------
    ADJUSTED EBITDA                                 $ 208,034         $ 335,824
                                                    =========         =========


      The cash to be paid in the transactions will be financed through the anticipated issuance by AREP and its subsidiary, American Real Estate Finance Corp., of a new issue of senior notes due 2013 in the principal amount of approximately $300.0 million. However, the closing of the transactions are not subject to the closing of the offering. The notes to be offered have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

      American Real Estate Partners, L.P. is a master limited partnership.

      This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. Among these risks and uncertainties are changes in general economic conditions, the extent, duration and strength of any economic recovery, the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage, risks related to our hotel and casino operations, including the effect of regulation, substantial competition, rising operating costs and economic downturns, competition for investment properties, risks related to our oil and gas operations, including costs of drilling, completing and operating wells and the effects of regulation, and other risks and uncertainties

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detailed from time to time in our filings with the SEC, including our 2003 Form
10-K, 2004 Form 10-Qs and Form 8-Ks. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.


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